EX 99.28(p)(5)

Global Personal Trading Policy March 28, 2017

Global Personal Trading Policy

Effective Date: March 28, 2017

1.	Introduction
This policy governs the personal trading and investments of all employees and contingent workers (collectively, “employees”) of BlackRock, Inc. and its subsidiaries (“BlackRock”) globally and, subject to applicable law, spouses, domestic partners, and dependent children. It should be read in conjunction with BlackRock’s other compliance policies, including its Code of Business Conduct and Ethics, Global Insider Trading Policy and Global Employee Private Investment Policy.

As an employee, you must place the interests of our clients first and avoid transactions, activities and relationships that might interfere or appear to interfere with making decisions in the best interests of clients of BlackRock.   For example, you may not induce clients to purchase securities that you own to increase the value of that security.  In addition, you must consider, when making a personal investment, whether that transaction may also be appropriate for a client.

Please refer to the Personal Trading Summary in Annex 2 for a reference guide to this policy.  Japan employees should refer to Appendix 3 for additional requirements.  This policy applies generally to employees and contingent workers1, with the exception of those contingent workers subject to a contractual arrangement with BlackRock that addresses personal trading, insider trading, and/or similar potential conflicts of interest.  Any exceptions to this policy must be pre-approved by Legal & Compliance.

2.	Account Disclosure
2.1.	Account Disclosure Required:
You must disclose brokerage or other investment accounts, including private investments, trusts or investment clubs, in which you have direct or indirect influence or control (such as joint ownership, trading authorization, or the authority to exercise investment discretion) or a direct or indirect beneficial ownership interest by entering them into the Personal Trading Assistant (“PTA”).2

Subject to applicable law, this includes accounts for spouses, domestic partners, and dependent children.3  Employees in Canada and Japan should check with their local Legal & Compliance team for how this requirement applies to them.

2.2.	Account Disclosure Not Required:
You do not need to disclose accounts that can hold only the following types of investments:

[1]	For the purposes of this policy, contingent workers are, generally, temporary workers contracted through a third party to perform a short term, defined time period, or specific project assignment.
[2]
Note that employees who are FINRA registered representatives are also required to notify the broker or financial institution maintaining their account that they are employed with BlackRock.  Please see the Broker Dealer Written Supervisory Procedures for additional detail.

[3]
Note that contingent workers are not required to disclose the accounts of spouses or dependent children unless the account is joint or otherwise in the name of the contingent worker as a custodian or trustee.

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●	Open-end Mutual Funds (except for BlackRock Open-end Mutual Funds domiciled in the US, which must be disclosed in PTA), Open-End Investment Companies, Unit Trusts, Unit Investment Trusts, SICAVs;
●
Pension arrangements where you do not have investment discretion and where you are not permitted to invest directly in securities (note that this means that transactions in private self-invested pension plans must be pre-cleared);

●	Direct obligations of national government issuers;
●	Certificates of deposit and commercial paper;
●	Money market funds, cash, or cash equivalents;
●	Donation, reward, and debt based crowdfunding initiatives (however, note that equity and investment based crowdfunding must be pre-cleared);
●	Venture Capital Trusts/Enterprise Investment Schemes (EMEA); and/or
●	Bank Deposit Accounts.
2.3.	Initial Disclosure Requirements for New Employees
●
Initial Holdings Certification: Within ten days of joining BlackRock, you must provide your securities and futures holdings information, as well as account information for every account required to be disclosed in accordance with Section 2.1. You are required to complete this certification even if you have no accounts or holdings to report.

●	Current Information: The information you provide must be current as of 45 days prior to your commencing employment with BlackRock.
3.	Approved Broker Requirements for all Accounts
As a general rule, all employees are required to conduct their personal trading through a broker listed on the Global Approved Broker List (an “Approved Broker”).4  Approved Brokers generally provide an electronic feed of employee personal trading activity directly to BlackRock.  Brokers that do not provide electronic feeds pose risks to BlackRock and, for this reason, any exception to this requirement to maintain accounts at an Approved Broker must be approved by both a member of the Global Executive Committee and Legal & Compliance.5

3.1.	Disclosing your Account Information: Except as noted in Section 2.2, all accounts must be disclosed in PTA.

●
Any employee who maintains an account with a broker that does not submit reportable transactions and holdings information to BlackRock via an electronic feed is required to provide such information to BlackRock as follows:

[4]	Note that contingent workers are not required to move their accounts to an Approved Broker.
[5]
Note that the Global Approved Broker List includes a limited number of brokers that do not provide electronic feeds, for example, in jurisdictions where electronic feeds generally are not available.  Any employee who maintains an account with a broker that does not provide BlackRock with an electronic feed, whether an Approved Broker or not, is responsible for the information delivery requirements in Section 3.1.

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●	Trade confirmations must be submitted to BlackRock within five (5) days of trade execution; and

●	Quarterly statements must be submitted to BlackRock within thirty (30) days of quarter end.

●
It is the employee’s obligation to report the information to BlackRock – in instances where the employee arranges for the broker to submit information directly to BlackRock, the employee remains responsible to confirm that documents are submitted and that the information provided is accurate.

●
If you transact directly with the issuer in a direct stock purchase plan or Dividend Reinvestment Plan (“DRIP”), you must disclose the account information and the name of the transfer agent or bank that executes such transactions to the extent available.

3.2.     BlackRock Open-end Funds Domiciled in the US: Shares of BlackRock Open-end Funds domiciled in the US must be held directly through the Fund, BNY Mellon, Merrill Lynch, Fidelity, Charles Schwab, or UBS.  Upon commencing employment, you must transfer any existing holdings of shares or units of BlackRock Funds into an account at one of these named brokers.

4.     Transaction Pre-Clearance Requirement

4.1.      You mustsubmit a pre-clearance request in PTA and receive an approval before undertaking any personal investment transactions permitted under this policy, including purchases, sales, options exercises, and gifts.

4.2.       Pre-clearance approvals, whether for market orders6 or limit orders7, are valid only on the day the approval is received.  Your order must be executed by the time the market on which the security is trading closes.

NOTE:  Limit pre-clearances are not valid in Japan or Taiwan.

5.     Transactions Not Subject to Pre-Clearance

You are not required to obtain pre-clearance approval to transact in the following:

●	Open-end Mutual Funds, including Labour-Sponsored Funds and shares or units of BlackRock Funds; Open-End Investment Companies, Unit Trusts, Unit Investment Trusts, SICAVs;
■	NOTE: BlackRock Japan employees must pre-clear BlackRock Group related funds that are managed, advised, or issued by BlackRock Japan; Taiwan SITE BlackRock funds also must be pre-cleared.
●	Purchases of common stock under an Employee Stock Purchase Plan (note, however, that sales must be pre-cleared);
●	Direct obligations of national government issuers;
●	Certificates of deposit and commercial paper;
●	Foreign exchange;

[6]	Buy or sell transactions placed at current market price.
[7]	Buy or sell transactions placed at a pre-determined price (detailed within the pre-clearance request).

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●	529 Plans, Direct Stock Purchase Plans, and any securities purchased pursuant to a dividend reinvestment plan;
●	Securities issued by an exercise of rights to the holders of a class of securities;
●	Stock dividend, stock split, or other similar corporate distribution;
●	Conversion of employee stock options (note, however, that sales must be pre-cleared);
●	Permissible Futures Transactions; and/or
●	Managed Accounts (as defined below).
6.	Managed Accounts
6.1.        You are not required to obtain pre-clearance approval with respect to transactions in a Managed Account provided you obtain written confirmation from the manager, investment adviser, or trustee managing your account that the account is managed on a discretionary basis and/or that you (or, if applicable, your spouse, domestic partner, or dependent child) do not exercise investment discretion or otherwise have direct or indirect influence or control over investment decisions. The manager’s written confirmation must be in a form acceptable to Legal & Compliance.

6.2.       Investment Restrictions: The following investments are not permitted in Managed Accounts. It is your responsibility to communicate these investment restrictions to the manager, investment adviser, trustee, or other fiduciary managing your account.

●	Investments in BlackRock, Inc. (BLK);
●	BlackRock Closed-end Funds domiciled in the US; and
●	BlackRock Open-end Funds domiciled in the US (unless held in a managed account at Merrill Lynch, Fidelity, Charles Schwab, UBS, or directly through the transfer agent, BNY Mellon).
6.3.       Permitted Investments: All other securities, including BlackRock iShares ETFs and options, and futures are permitted in Managed Accounts.

7.   Prohibited Investments

You are prohibited from transacting in the following:

●	Initial Public Offerings except certain offerings directed or sponsored by BlackRock (as may be permitted by Legal & Compliance);
●	Repurchase Agreements;
●	Spread betting on financial markets and instruments;
●	Contracts For Difference (“CFD”) (only prohibited in EMEA and Japan);
●	Options other than Permissible Options Transactions (as defined in Section 8.1);
●	Futures other than Permissible Futures Transactions (as defined in Section 8.2); and/or
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●	Limited offerings[8] (e.g., private offerings) unless permitted by Legal & Compliance in accordance with the Global Employee Private Investment Policy.
8.	Permissible Options and Futures Transactions*
8.1.      Options.  Subject to pre-clearance, you are permitted to engage in the following listed, exchange-traded options transactions:

●	Options on ETFs and Indices;
●
Covered Calls – Selling call options against existing, long stock positions of companies included in the S&P 200, FTSE 100, S&P/TSX 60, or  ASX 100 (and transactions to close out these positions); and/or

●	Protective Puts – Buying a put on existing, long stock positions of companies included in the S&P 200, FTSE 100, S&P/TSX 60, or ASX 100 (and transactions to close out these positions).
8.2.       Futures.  You are permitted to trade in the following futures:

●	Currency futures;
●	Futures on direct obligations of national government issuers;
●	Physical commodity futures; and/or
●	Futures on Indices.
*NOTE:  Please see the Annex 3 for additional requirements relating to Japan.

9.	Blackout Periods – Trading Against Clients
9.1.       Specific Knowledge Blackout Period: You may not trade in a security or futures contract at a time when you know of another’s intention to trade that same security or futures contract on behalf of a client.

9.2.       Portfolio Employee Blackout Periods:

●
7 Day Blackout Period:  Portfolio Employees may not trade in a security or futures contract within 7 calendar days before or after the trade date of a transaction in that security or futures contract with respect to a client/fund account over which the Portfolio Employee’s team has authority.

●
15 Day Blackout Period:  Portfolio Employees may not trade in a security or futures contract that the Portfolio Employee is considering, or has considered and rejected for purchase or sale, for a client within the previous 15 calendar days of the trade unless pre-approval is obtained by Legal & Compliance in consultation with the employee’s supervisor.

●
Portfolio Employee Definition:  For purposes of this section, a Portfolio Employee is any employee who has the authority to make investment decisions or direct trades on behalf of a client account/fund or any other employee who provides information or advice to such employee,

[8]	Limited offerings are private offerings that are exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(a)(2), Section 4(a)(5), Rule 504, Rule 505, or Rule 506.

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helps execute such employee’s decisions, or directly supervises such employee, each with respect to a client account/fund.

9.3	Blackout Period Exemptions
Blackout period restrictions do not apply to the following transactions:

●	Transactions not subject to pre-clearance as identified in Section 5; and/or
●	Securities of a company included in the S&P 200, FTSE 100, S&P/TSX 60 or ASX 100.*
*NOTE:  Please see the Annex 3 for additional requirements relating to Japan.

10.	Ban on Short-Term Trading Profits
You may not profit from the purchase and sale, or the sale and purchase, of the same security within a 60 calendar day period.  This restriction does not apply to the following transactions at the discretion of Legal & Compliance:

●	Transactions not subject to pre-clearance as identified in Section 5;
●	Securities of a company included in the S&P 200, FTSE 100, S&P/TSX 60, or ASX 100;
●	Permissible options on securities of a company included in the S&P 200, FTSE 100, S&P/TSX 60, or ASX 100;
●	ETFs listed on Annex 1 (excludes Japan employees);
●	Options on ETFs listed on Annex 1 (excludes Japan employees);
●	Options on Indices consisting of 100 or more components; and/or
●	Transactions in BlackRock, Inc. (BLK) during open window periods and with prior pre-clearance approval. (Note, day trading is not permitted in BLK).
*NOTE:  Please see the Annex 3 for additional requirements relating to Japan.

11.	Private Investment Pre-Approval Process
11.1.     Private Investment Questionnaire:  Private investments (including hedge funds, private equity funds, or private placements of securities) must be pre-approved by Legal & Compliance.  To obtain approval, you must complete and submit a Private Investment Questionnaire to the alias on the questionnaire.  You may make the private investment only after obtaining prior written approval from Legal & Compliance. Please consult the Global Employee Private Investment Policy for additional details.

12.	Trading in BlackRock, Inc. (BLK)
12.1.    Trading Window: You may only transfer, gift, or trade (purchase, sell, or exercise employee stock options on) BLK during open trading window periods.  You will be notified of these window periods by an email notification sent by Legal & Compliance to all employees announcing the opening and closing date of the trading window.

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●
Pre-Clearance of BLK is required:  Even during open trading windows, you are required to pre-clear all of your transactions in BlackRock, Inc. (BLK).  This includes purchases, sales, option exercises and gifts.

●
Pre-Clearance and BlackRock’s Employee Stock Purchase Plan (ESPP): You are required to pre-clear sales of BlackRock common stock from BlackRock’s ESPP (purchases in the ESPP do not require pre-clearance).

12.2.     Restrictions on Trading in BlackRock, Inc. (BLK): You may not:

●	Trade in options or warrants on BLK;
●	Engage in any day trading (buying and selling the same security during one calendar day);
●	Engage in any short selling of BLK; and/or
●	Purchase any single-stock futures contracts on BLK.
13.	Insider Trading
You must comply with BlackRock’s Global Insider Trading Policy at all times, including when conducting your personal trading.  In addition, you must notify Legal & Compliance immediately if you receive or expect to receive material non-public information.  Legal & Compliance will determine the restrictions, if any, that will apply to your communications and business activities while in possession of that information.

14.	Personal Trading Violations
Employee personal trading is subject to monitoring by BlackRock.  BlackRock will determine on a case by case basis what remedial action should be taken in response to any violation.  This may include requiring the employee to void or reverse a trade, the cost of which may be borne by the employee or owner of the account, or limiting an employee’s personal trading for some period of time.  Violations of this policy, including but not limited to violations relating to trading activity and the obligation to provide information to BlackRock, may result in disciplinary action, up to and including termination.

15.	Annual Certification
You must certify annually that the account information (including securities and futures holdings) you have reported to BlackRock is accurate.

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